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                                                               EXHIBIT 11.1

                             MECON INC.
       STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE DATA)



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                                                         Three Months Ended               Six Months Ended
                                                            September 30,                   September 30,
                                                         -------------------              -----------------
                                                           1995        1996               1995       1996
                                                           ----         ----              ----       ----
Weighted average shares of common stock                   3,329         5,916              3,408      5,906
Cashless exercise of warrants                                57             0                 57          0
Conversion of Series C preferred stock                      480             0                480          0
Dilutive effect of options outstanding                        0           450                  0        469
Options subject to Staff Accounting Bulletin No. 83         315             0                315          0
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Shares used in per share calculation                      4,181         6,366              4,260      6,375
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Net income (loss) attributable to common stockholders    $ (133)       $  746             $ (933)    $1,059

Earnings per share                                       $(0.03)       $ 0.12             $(0.22)    $ 0.17

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